Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement (File Number 333-131244) on Form S-8 of Ameris Bancorp of our reports dated February 17, 2006 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Ameris Bancorp for the year ended December 31, 2005.

/s/ MAULDIN & JENKINS, LLC

Albany, Georgia

March 14, 2006